Exhibit 23.2

Consent of Independent Auditor

Ranger Energy Services, Inc.

Houston, Texas

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 9, 2017, relating to the financial statements of Bayou Workover Services which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Houston, Texas
May 22, 2017